UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Sterling Construction Company, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed aggregate value of transaction:
5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

STERLING CONSTRUCTION COMPANY, INC.
20810 Fernbush Lane
Houston, Texas 77073
Tel.: (281) 821-9091

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, MAY 8, 2012

This Supplement dated May 1, 2012 amends and supplements the Proxy Statement of Sterling Construction Company, Inc. dated March 28, 2012.

Appointment of Proxy Solicitor

We have hired Eagle Rock Proxy Advisors, LLC to solicit proxies with respect to the Annual Meeting. We will pay Eagle Rock a fee of $5,000 plus reasonable expenses, for these services.  We will pay the cost of preparing, mailing and soliciting proxies, including preparation, assembly, printing and mailing of this Proxy Statement and any additional information furnished to stockholders. We may reimburse banks, brokerage houses, fiduciaries and custodians for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners.

Repricing of Awards

The following section has been added to the Company’s Stock Incentive Plan (the “Plan”) to prohibit repricing of options and stock appreciation rights without the approval of shareholders.

9.10 Repricing Option and Stock Appreciation Rights. Notwithstanding any other provision of this Plan, and except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Common Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities, or similar transaction(s)), the Company may not, without obtaining stockholder approval: (a) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price of such outstanding options or stock appreciation rights; (b) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights; or (c) cancel outstanding options or stock appreciation rights with an exercise price above the current stock price in exchange for cash or other securities.

The Plan, as revised, has been approved by our Board of Directors and will be presented for stockholder approval at the Company’s Annual Meeting of Stockholders to be held on May 8, 2012.  A copy of the Plan, as in effect prior to the amendment shown above as new Section 9.10, has been filed with the Securities and Exchange Commission as an appendix to the Company’s proxy statement on March 28, 2012 and is available for review at www.sec.gov.  The Plan, including new Section 9.10, is available for review at the principal executive offices of the Company and will be furnished to any stockholder without charge upon written request to Elizabeth D. Brumley, Chief Financial Officer, at 20810 Fernbush Lane, Houston, Texas 77073.

Any vote “FOR” or “AGAINST” the Plan proposal using the proxy card previously made available by the Company to the stockholders of record of the Company or the voting instruction card made available to the beneficial owners by their broker, bank or another nominee will be counted as a vote “FOR” or “AGAINST” the Plan, as revised. If any stockholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting of Stockholders by submission of a proxy bearing a later date via the Internet, by telephone, by mail or by attending the Annual Meeting in person and casting a ballot or as otherwise described in the Company’s proxy statement. If any stockholder would like a new proxy or has any questions, he or she should contact Eagle Rock Proxy Advisors, LLC toll free at (800) 951-2406.

This Supplement to the Proxy Statement is first being released to stockholders on or about May 1, 2012, and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.

By Order of the Board of Directors,

Roger M. Barzun, Secretary

May 1, 2012